                                   EXHIBIT 12


                      STATEMENT RE: COMPUTATION OF RATIOS


                      BancWest Corporation and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges


                                           THREE MONTHS ENDED          SIX MONTHS ENDED
                                                 JUNE 30,                   JUNE 30,
                                         ----------------------      ----------------------
                                           2000          1999          2000          1999
                                         --------      --------      --------      --------
                                                       (dollars in thousands)
Income before income taxes               $ 93,244      $ 74,308      $178,046      $148,905
                                         --------      --------      --------      --------

Fixed charges(1):
     Interest expense                     137,530       109,295       259,645       217,588
     Rental expense                         3,808         3,756         7,537         7,577
                                         --------      --------      --------      --------
                                          141,338       113,051       267,182       225,165
Less interest on deposits                 110,313        89,507       209,811       177,380
                                         --------      --------      --------      --------

     Net fixed charges                     31,025        23,544        57,371        47,785
                                         --------      --------      --------      --------

     Earnings, excluding
        interest on deposits             $124,269      $ 97,852      $235,417      $196,690
                                         ========      ========      ========      ========

     Earnings, including
        interest on deposits             $234,582      $187,359      $445,228      $374,070
                                         ========      ========      ========      ========

Ratio of earnings to fixed charges:

     Excluding interest on deposits         4.01X         4.16x         4.10X         4.12x

     Including interest on deposits         1.66X         1.66x         1.67X         1.66x

(1) For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.